UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Moderna, Inc.

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200 Tech Square, Cambridge, MA 02139

April 14, 2023

RE: Moderna’s Annual Meeting of Shareholders – May 3, 2023

Dear Shareholder:

For the second year in a row, Oxfam America is asking Moderna shareholders to vote on a proposal that offers a solution to a vaccine access problem that does not exist.

This proposal reflects just one part of a multi-pronged effort to abolish patent protections for companies that are engaged in researching and developing life-saving medicines and technologies. Oxfam America has repeatedly demanded a “patent-free, mass produced and fairly distributed [COVID-19] vaccine available free of charge to everyone.” While Moderna shares the goal of maximizing production of vaccines and ensuring fair distribution, abolishing patent protections and eliminating the ability of companies to charge for their innovations and production is not in the best interests of shareholders or other stakeholders who care about furthering innovation and improving healthcare outcomes. It is also not in the best interest of patients who rely on the biopharmaceutical innovation ecosystem to deliver innovative treatments quickly to treat areas of unmet medical need.

As Moderna outlined in its 2023 Proxy statement, which you can find here https://investors.modernatx.com/financials/sec-filings/sec-filings-details/default.aspx?FilingId=16492890, Oxfam’s proposal would do nothing to increase access to vaccines in low- and middle-income countries (LMICs) as the supply of COVID-19 vaccines in these countries far exceeds current demand. The fact is that Moderna’s customers in LMICs have refused deliveries and asked to be released from contracts to supply them with hundreds of millions of COVID-19 vaccines.

To summarize some of the key points from Moderna’s Statement in Opposition to Oxfam’s shareholder proposal:

•

As stated above, the proposal ignores the reality of vaccine access in LMICs, and should be viewed as an attempt to give away the Company’s intellectual property and technological expertise without concern for either the long-term interests of Moderna shareholders or the potential risks associated with unfettered distribution of the novel technology underlying mRNA-based medicines.

•

The proposal is also detrimental to shareholders given that Moderna is a platform company. The know-how and technological expertise associated with making one mRNA vaccine provides key insights into the Company’s entire development pipeline.

Oxfam America has also raised a number of points in its most recent solicitation to shareholders in an effort to distract from the flaws of its original proposal. With regard to these misleading assertions, Moderna offers the following points:

Global Access and Vaccine Equity:

•

Oxfam’s claims that more should or could have been done to increase production ignore historical fact. As explained in the proxy, at the onset of the pandemic, Moderna invested significantly in the expansion of its global production capacity, entering into agreements with several well-established and trusted partners to ensure that sufficient vaccines would be available to meet demand from all countries that wanted it. Moderna deployed its limited personnel who knew how to make this new class of medicines to train those partners. As a result, Moderna and its partners manufactured and distributed more than 800 million doses of Moderna’s COVID-19 vaccine in the first full year of production, with 25% of those doses going to LMICs, either through facilitated donations or direct sales to COVAX.

•

Moderna has committed to provide up to 100 million doses of its latest bivalent COVID-19 vaccine to COVAX and the AMC-92 countries at its lowest price, should they need those doses in 2023. When COVAX asked to be released from its 2022 supply agreement, Moderna and COVAX agreed that Moderna would provide a credit against future deliveries based on earlier deposits for vaccines that were no longer needed. As a result, COVAX will be able to use this credit to make the purchases described above. But in agreeing to release COVAX from its original contractual commitment, Moderna had to recognize write-downs of approximately $1 billion in non-standard costs in 2022.

•

Moderna is committed to bringing mRNA innovation to the people of Africa in areas of high unmet need. In March 2023, Moderna and the Government of Kenya announced that they had finalized an agreement to build a state-of-the-art mRNA facility in Kenya to produce up to 500 million doses of vaccines each year. This facility will create a long-term, reliable source of mRNA vaccines, developing local manufacturing expertise and “know how” on the continent. Moderna is proud to have signed a framework agreement with the Kenyan government for the establishment of this facility in just over a year, working across two Kenyan administrations on a project that has broad local support.

•

The Company is also investing in the development of vaccines against WHO priority pathogens, and is focused on vaccines against diseases that pose a particular burden in developing countries, such as malaria, tuberculosis and HIV, as well as a potential pathogen that could lead to a future pandemic.

U.S. Government Relationship and Vaccine Access and Pricing:

•

Moderna is committed to ensuring that anyone who wants a vaccine can get one, without price posing a barrier. Moderna’s vaccine will continue to be available at no out-of-pocket cost to insured people in the U.S. For the uninsured (or underinsured), the Company’s free drug program will ensure access in the U.S. by providing COVID-19 vaccines at no cost.

•

Moderna is committed to pricing that reflects the impact the vaccine has on patients and healthcare systems. This impact includes lives saved and hospitalizations avoided. The U.S. COVID-19 vaccination program is responsible for an estimated $5 trillion in societal economic value.[1] The Commonwealth Fund estimates that the U.S. vaccination program prevented 18.5 million additional hospitalizations and 3.2 million COVID-19 deaths.[2] In addition to helping protect the lives of millions of people around the world, Moderna’s COVID-19 vaccine has also dramatically lessened the pandemic’s economic burdens, saving the U.S. economy an estimated $438 billion in 2021.[3] Moderna is committed to a fair price, which will be similar to other vaccines. Notably, the price for the Company’s vaccine will be less than two times the cost of enhanced flu vaccines,[4] whereas COVID-19 causes three times as many deaths as the flu.[5]

•

As we have communicated to Oxfam, Moderna and NIH have reached an agreement on questions related to licensing of 2P technology used in Moderna’s COVID-19 vaccine. Moderna has also resolved other questions related to inventorship of its COVID-19 vaccine by walking away from certain patent applications related to mRNA-1273. We value our relationship with NIH and will continue to look for opportunities to collaborate further as we move forward in developing new mRNA vaccines and treatments.

Moderna’s Board of Directors recommends a vote “AGAINST” the proposal submitted by Oxfam America, for the reasons outlined above and those further explained in the 2023 Proxy. We appreciate your support.

Sincerely,

Stephane Bancel

Chief Executive Officer

Moderna, Inc.

[1]

Noam Kirson et al., The Societal Economic Value of COVID-19 Vaccines in the United States, Journal of Medical Economics (Jan. 20, 2022), https://www.tandfonline.com/doi/pdf/10.1080/13696998.2022.2026118.

[2]

Meagan C. Fitzpatrick et al., Two Years of U.S. COVID-19 Vaccine Have Prevented Millions of Hospitalizations and Deaths (Dec. 13, 2022), http://www.commonwealthfund.org/blog/2022/two-years-covid-vaccines-prevented-millions-deaths-hospitalizations.

[3]

Anusuya Chatterjee et al., Economic Savings in America: A Story of Public-Private Partnership in Rapid COVID-19 Vaccine Development and Deployment, Heartland Forward (Dec. 18, 2021), https://heartlandforward.org/wp-content/uploads/2021/12/Economic-Savings-in-America_7.pdf.

[4]	The CVS list price for enhanced flu vaccines is $95. See CVS Minute Clinic Price List, available at https://www.cvs.com/minuteclinic/services/price-lists.
[5]	Sarah Zhang, The ‘End’ of COVID Is Still Far Worse Than We Imagined, The Atlantic (Sept. 22, 2022), https://www.theatlantic.com/health/archive/2022/09/covid-pandemic-end-worse-than-flu/671514/.

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